Ex. 99.3

                    SHARE PURCHASE AGREEMENT



George D. Fehr
1308 South 1700 East, Suite 210
Salt Lake City, Utah  84108

     Re: Purchase of 5,000,000 "restricted" shares of common stock (the "Common Stock") of Valley High Oil, Gas & Mining, a Utah corporation ("Valley High" or the "Company")

Dear Mr. Fehr:

     The undersigned (the "Buyer") whose address is 2581 E. 1300 South, SLC, Utah 84108, offers to purchase Common Stock of Valley High from you (the "Seller") as follows, to-wit:

                           RECITALS:

     A. The Seller is the owner of 5,000,000 (five million) "restricted" shares of Common Stock of Valley High that he wishes to sell to the Buyer, and that the Buyer wishes to buy from the Seller, and which Seller has held, directly and beneficially, for over two (2) years.

     B. Valley High is a publicly held Utah corporation, having approximately 1,150 shareholders of record, and having also previously and lawfully offered and sold, in 1980, a portion of its securities in accordance with all applicable United States and state securities laws, rules and regulations. Though Valley High does not currently file any reports with the Securities and Exchange Commission ("SEC"), Seller served as an officer and director of the Company, and major stockholder, between approximately 1989 and October 2003 and, during that time, he has had physical control of the Company's books and records.

     C. The Seller and the Buyer acknowledge that they are aware of all material information respecting the past, present and proposed business operations of Valley High as has been indicated to them by current management, namely, that the Company has leased certain mining claims located in Eureka, Utah, to the Company; that it has changed its domicile to the State of Nevada by which it effectuated a 35-for-1 reverse split of its shares and changed its name to "Valley High Mining Company"; that it intends to obtain audited financial statements and then file a Form 10-SB with the SEC; that there is no current "established trading market" for the Common Stock of Valley High which is presently NOT quoted on the Pink Sheets or the OTC Bulletin Board; that it is uncertain at this time whether there will be any future market for the Common Stock of Valley High; and that the purchase price being paid, by Buyer, for the Valley High Common Stock bears no relationship to assets, book value or other established criteria of value, though the completion of the proposed Form 10-SB and the obtaining of an OTCBB symbol, if it does indeed occur, would likely make the Common Stock being sold and acquired hereunder more valuable than the purchase price being paid for such shares. Based on the foregoing, both the Seller and the Buyer have been provided with access to all information relative to Valley High that would be made available and disclosed to them were Valley High to file a registration statement with the SEC.

     D. The Buyer represents and warrants the following as an additional inducement for the offer contained in this Agreement to purchase the Common Stock outlined below, to-wit:

          (i) He is not relying on any representation or warranty of the Seller whatsoever, except those representations and warranties contained in this Agreement;

          (ii) He has conducted its own investigation of the risks and merits of an investment in Valley High, and to the extent desired, including, but not limited to a review of Valley High's books and records, financial and otherwise, what records it has; he has had the opportunity to discuss this documentation with the current directors and executive officers of Valley High and to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to his satisfaction;

          (iii) He, by reason of the education, experience, business acumen or other educational factors of its principals, is a "sophisticated investor" or an "accredited investor" as those terms are known or defined under applicable United States securities laws, rules and regulations, and/or is fully capable of evaluating the risks and merits associated with the execution of this Agreement and the purchase of this Common Stock, without qualification;

          (iv) He is purchasing the Common Stock for his individual account only, and not for the account of or in concert with any other person or entity, and there are no arrangements, understandings or agreements, written or oral, respecting the subsequent resale of any of the Common Stock;

          (v) He will fully comply with all provisions of United States and state securities laws, rules and regulations in the resale of any of the Common Stock acquired hereunder; and

          (vi) He is not an "affiliate," an "associate" or "control person" of Valley High.

     Accordingly, the parties hereto (subject to the Seller's acceptance hereof) agree as follows:

     E. The Buyer hereby offers to purchase the number of shares of Common Stock of Valley High listed on the signature page hereof, free and clear of any liens or encumbrances whatsoever.

     F. The purchase price of the Common Stock shall be the amount listed on the signature page hereof, all as further outlined below.

          1. The certificate of Valley High (described further below) representing the Common Stock shall be delivered to the Buyer in exchange for payment by the Buyer to the Seller of an initial $10,000, by cash, personal check or cashier's check payable to the Seller, or bank to bank wire at an account of the Seller's choosing.

          2. By acceptance of this offer, the Seller hereby covenants and warrants:

          (i) That the Seller each has the right to sell, transfer, convey and assign the Common Stock;

          (ii) That the Seller has done no act to encumber the Common Stock, and that the Common Stock is free and clear of any liens or encumbrances whatsoever; and

          (iii)That the Seller is not now and has not been an "affiliate" of Valley High for the past or preceding ninety (90) days based on the fact that over 90 days ago, Seller resigned from the Board of Valley High and further, Seller understands and is informed that Valley High has recently acquired, by way of lease agreement, certain silver and gold mining claims in Eureka, Utah, in exchange for the issuance of a substantial number of shares and which relegates the 5,000,000 shares sold hereby below 5% of the total number of issued and outstanding shares. Buyer is therefore not acquiring the shares from either an "affiliate" or "control person" of the Company.

          3. The full purchase price for the Common Stock is $20,000; however, the remaining $10,000 shall NOT be due and payable to Seller until the occurrence of the following: Valley High will have filed an appropriate registration statement with the Securities and Exchange Commission whereby it will have become a "fully reporting company"; Valley High will have obtained an OTC Bulletin Board or other trading symbol from the National Association of Securities Dealers, Inc. (NASD); and finally, Valley High, thereafter, will have completed a merger or other acquisition transaction or will have raised the funding necessary to explore the mining claims located in Eureka, Utah, that, as of the date of this Agreement, it shall have acquired by lease agreement or otherwise.

     G. The Buyer and Seller agree that any action based upon this Agreement or any of the matters covered hereby shall be brought only in the United States and state courts situated in the State of Utah, and that the prevailing party in any such action shall be entitled to recover reasonable attorney's fees and costs.




                              BUYER:




Dated: 5/05/04                     s/ Jack R. Coombs
                                   Jack R. Coombs


$20,000 ($10,000 payable now, $10,000 payable later)

Aggregate Purchase Price

5,000,000 shares
Number of Shares Being Purchased from George D. Fehr

Certificate No. 9351 representing 5,000,000 "restricted" shares and acquired by Seller on 7/16/01 (copy attached hereto)


ACCEPTED:

                              SELLER:



Dated:    5/05/04                  s/ George D. Fehr
                                   George D. Fehr